Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Granite Ridge Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to be paid	$6,054,735.38	$0.00011020	$667.23
Fees previously paid	—		—
Total Transaction Valuation	$6,054,735.38		$6,054,735.38
Total Fees Due for Filing			$667.23
Total Fee Offsets			—
Net Fee Due			$667.23

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Granite Ridge Resources, Inc. (the “Registrant”) is offering holders of a total of 10,349,975 warrants to purchase shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), outstanding as of May 19, 2023 the opportunity to exchange such warrants for 0.250 shares of common stock in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on the New York Stock Exchange on May 12, 2023, which was $0.585 per warrant.

(2)	The amount of the filing fee assumes that all outstanding warrants of the Registrant will be exchanged.